FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-257991-02

From: Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 11/19/21 14:40:56 UTC-5:00

To: [REDACTED]

Subject: NEW ISSUE CMBS: WFCM 2021-C61 *PUBLIC PRICING DETAILS*

WFCM 2021-C61 - PUBLIC NEW ISSUE

**PRICING DETAILS** $639.244MM FIXED-RATE CMBS OFFERING

CO-LEAD MANAGERS
& JOINT BOOKRUNNERS:	WELLS FARGO SECURITIES, LLC
CREDIT SUISSE SECURITIES (USA) LLC
UBS SECURITIES LLC

CO-MANAGERS:	ACADEMY SECURITIES, INC.
DREXEL HAMILTON, LLC
SIEBERT WILLIAMS SHANK & CO., LLC

CLASS	FITCH/KBRA/MOODY'S	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	SPRD	CPN%	YLD%	$PX
A-1	AAAsf/AAA(sf)/Aaa(sf)	18.512	30.000%	2.48	42.0%	14.9%	IS+25	1.1610	1.1459	99.9983
A-2	AAAsf/AAA(sf)/Aaa(sf)	108.135	30.000%	4.68	42.0%	14.9%	IS+55	2.5030	1.8187	102.9985
A-SB	AAAsf/AAA(sf)/Aaa(sf)	28.529	30.000%	7.28	42.0%	14.9%	IS+61	2.5250	2.0749	102.9963
A-3	AAAsf/AAA(sf)/Aaa(sf)	116.100	30.000%	9.18	42.0%	14.9%	IS+74	2.4060	2.2855	100.9927
A-4	AAAsf/AAA(sf)/Aaa(sf)	263.816	30.000%	9.89	42.0%	14.9%	IS+75	2.6580	2.3187	102.9938
X-A	AAAsf/AAA(sf)/Aaa(sf)	535.092	N/A	N/A	N/A	N/A
X-B	A-sf/AAA(sf)/NR	104.152	N/A	N/A	N/A	N/A
A-S	AAAsf/AAA(sf)/Aa2(sf)	24.844	26.750%	9.94	43.9%	14.2%	IS+95	2.8610	2.5202	103.0000
B	AA-sf/AA+(sf)/NR	38.221	21.750%	9.94	46.9%	13.3%	IS+120	3.1130	2.7703	102.9946
C	A-sf/A+(sf)/NR	41.087	16.375%	9.94	50.1%	12.5%	IS+175	3.3120	3.3202	99.9940
NON-OFFERED
X-D	BBB-sf/BBB(sf)/NR	36.528	N/A	N/A	N/A	N/A
D	BBBsf/BBB+(sf)/NR	27.711	12.750%	9.96	52.3%	11.9%
E	BBB-sf/BBB(sf)/NR	8.817	11.597%	10.03	53.0%	11.8%

COLLATERAL SUMMARY

INITIAL POOL BALANCE:	$764,418,400
NUMBER OF LOANS:	61
NUMBER OF PROPERTIES:	165
WA CUT-OFF LTV:	59.9%
WA BALLOON LTV:	55.7%
WA U/W NCF DSCR:	2.15x
WA U/W NOI DEBT YIELD:	10.4%
WA MORTGAGE RATE:	3.9099%
TOP TEN LOANS %:	45.5%
WA REM TERM TO MATURITY (MOS):	108
WA REM AMORTIZATION TERM (MOS):	351
WA SEASONING (MOS):	3

LOAN SELLERS:	LMF(24.7%), WFB(24.3%), LCF(15.4%), COLUMN(13.1%), UBS AG(9.2%), BSPRT(8.5%), OCEANVIEW(4.9%)
TOP 3 PROPERTY TYPES:	OFFICE(23.0%), RETAIL(22.3%), MIXED-USE(16.7%)

TOP 5 STATES:	FL(17.5%), NY(12.6%), CA(11.2%), TX(10.1%), MI(5.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	CWCAPITAL ASSET MANAGEMENT LLC

DIRECTING CERTIFICATEHOLDER:	LD III Sub IV LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIM PROSPECTUS:	AVAILABLE
PRESALE REPORTS:	AVAILABLE
ANTICIPATED SETTLEMENT:	DECEMBER 6, 2021

CONFERENCE CALLS:	UPON DEMAND

LIVE GLOBAL INVESTOR CALL ON TUESDAY, NOVEMBER 16 AT 11 AM ET:
PARTICIPANT OPERATOR ASSISTED DIAL-IN
United States Toll-Free:	+1 833 470 1428
United States Toll/International:	+1 404 975 4839
Access Code:	289381

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-257991) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. - 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.

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If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-326-5897 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.